Cortex Pharmaceuticals, Inc. Announces

Initial Closing of Private Placement

Company to Commence Clinical Trial

Glen Rock, N.J., August 31, 2015/Globe Newswire - Cortex Pharmaceuticals, Inc. (OTC: CORX) (“Cortex” or the “Company”) today announced an initial closing of $721,180 under a private placement of up to $3 million of units at $0.02103 per unit. The Company sold 34,292,917 units, consisting of one share of common stock and one warrant to purchase two additional shares of common stock. The warrants are exercisable through September 30, 2020 and entitle the holders thereof to purchase two shares of common stock, each at a price of $0.02103 per share. The purchasers consisted of non-affiliated accredited investors, as well as James S. J. Manuso, Ph.D., the recently appointed President and Chief Executive Officer of the Company, who invested $250,000. Additional closings under the private placement may occur through the final termination date of December 31, 2015. Additional information on this financing is included in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 31, 2015.

The proceeds from the initial closing of the private placement are intended primarily to support the Company’s clinical trial program relating to the development of ampakines for the treatment of central sleep apnea and opiate induced respiratory depression, commencing with a Phase 2A clinical study of CX1739, the Company’s lead ampakine, as well as to fund corporate general and administrative costs.

The Company’s CEO, James S. J. Manuso, commented, “I am pleased to announce the first closing of this financing. The proceeds from this financing will be used in substantial part to allow Cortex to move forward over the next twelve to eighteen months in its clinical programs to develop its medicines for the treatment of sleep apnea and respiratory depression. I am very enthusiastic to have participated in this financing.”

About Cortex Pharmaceuticals, Inc.

Cortex Pharmaceuticals, Inc. is a biopharmaceutical company currently engaged in the development of drugs for the treatment of respiratory disorders. Drug candidates are currently derived from two platforms, as described below.

Cannabinoids: The first platform is the class of compounds known as cannabinoids, in particular, dronabinol. Under a license agreement with the University of Illinois, the Company has rights to patents claiming the use of cannabinoids for the treatment of sleep related breathing disorders. In a double-blind, placebo-controlled, dose-ascending Phase 2A clinical study conducted by the Company, dronabinol produced a statistically significant reduction in the Apnea-Hypopnea Index, the primary therapeutic end-point, and was observed to be safe and well tolerated in a group of patients with obstructive sleep apnea (OSA). The University of Illinois and three other centers are currently investigating dronabinol in a potentially pivotal 120 patient, double-blind, placebo-controlled Phase 2B clinical trial in patients with OSA. This study, which the University of Illinois expects to be completed during the second quarter of 2016, is fully funded by the National Institutes of Health. The Company is not involved in the management or funding of this ongoing clinical trial.

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com

Ampakines: The second platform is a class of proprietary compounds known as ampakines that act to enhance the actions of the excitatory neurotransmitter glutamate at AMPA glutamate receptors. Several ampakines in both oral and injectable form are being developed by Cortex for the treatment of a variety of breathing disorders. In clinical studies, such drugs have shown preliminary efficacy in central sleep apnea and in restoring normal respiration without altering the analgesic effects of opiates. Ampakines also have improved breathing in animal models of orphan disorders such as Pompé Disease, spinal cord damage and perinatal respiratory distress. The Company’s compounds belong to a new generation of ampakines that do not display the undesirable side effects displayed by earlier versions.

Additional information about Cortex and the matters discussed herein can be obtained on the Company’s web-site at www.cortexpharm.com or in the Company’s filings with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov.

Special Note Regarding Forward-Looking Statements: Certain statements included or incorporated by reference in this news release, including information as to the future financial or operating performance of the Company and its drug development programs, constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “continue,” “budget,” “estimate,” “may,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding future plans, targets, estimates and assumptions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Due to these various risks and uncertainties, actual events may differ materially from current expectations. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date of this news release and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

Company Contact:

Jeff Margolis

Vice-President, Treasurer and Secretary

Telephone: (917) 834-7206

E-mail: jmargolis@cortexpharm.com

Cortex Pharmaceuticals, Inc. 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.cortexpharm.com